Exhibit 99.1
PRINCETON NATIONAL BANCORP, INC.
& CITIZENS FIRST NATIONAL BANK
APPOINT THOMAS D. OGAARD
PRESIDENT & CEO
November 20, 2009: Princeton National Bancorp, Inc., Princeton, Illinois (NASDAQ: PNBC), the holding company of Citizens First National Bank.
Princeton National Bancorp, Inc. today announced the appointment of Thomas D. Ogaard as President & CEO effective February 2, 2010. Ogaard joined the Company in August of 2009 and is currently serving on the Board of Directors of both Princeton National Bancorp, Inc. and Citizens First National Bank. Ogaard has an extensive background with both regional and community banks in the Midwest.
“I am very excited about this new opportunity with the Company and Subsidiary Bank,” Thomas D. Ogaard commented. “The current management has built a strong customer foundation, solid asset base and continuous earnings stream. I have joined an outstanding Company and look forward to being a part of its future successes.”
“I have been fortunate to join a fine management team,” continued Ogaard. “The Management and Boards of Directors are focused on the long-term safety, soundness, strength and viability of the Subsidiary Bank and the Company. The current economic times have impacted all financial institutions and will continue to be an issue. Citizens First National Bank has been serving customers since 1865 and will continue to meet the needs of individuals, businesses and public entities for many years to come.”
Current President & CEO Tony J. Sorcic commented, “Mr. Ogaard has been a fine addition to the management team. His knowledge of banking will be an asset as he leads the Company into the future. I look forward to the many successes of the Company which will further strengthen the franchise value and I am confident Tom, the Boards of Directors and Management will achieve many accomplishments going forward.”
Chairman Craig O. Wesner stated, “We are fortunate to have someone with Mr. Ogaard’s experience in banking assume the President’s position. He has demonstrated several strengths in his short time with the Company and will be a valuable asset. Although we are losing an excellent leader with the retirement of Tony J. Sorcic, Ogaard will continue the same community bank philosophy and customer and shareholder focus which has developed Princeton National Bancorp, Inc. into a fine institution.”
Ogaard has a Bachelor’s of Science in Business Administration from Bemidji State University, in Bemidji, Minnesota. He has been active in such organizations as Rotary, March of Dimes, Chambers of Commerce, Habitat for Humanity, United Way, Junior Achievement, and has served as a youth baseball, softball and hockey coach and has been an active member of his church. Tom and his wife Mary Kay look forward to continuing their involvement in community activities and helping the worthwhile organizations that serve the area.

Inquiries should be directed to:	Lou Ann Birkey, Vice President — Investor Relations, Princeton National Bancorp, Inc. (815) 875-4444, E-Mail address: pnbc@citizens1st.com

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